Exhibit 10.2

Agreement of Separation

This document outlines the agreement between Gerhard Nederlof, Corporate Vice President, EuroPacific Business and Managing Director and employee of C-COR Broadband Europe, B.V. and C-COR, Incorporated as it relates to Mr. Nederlof’s termination of employment with C-COR:

Both parties agree to the following conditions:

•	Due to a reorganization in the management structure of the Company, Mr. Nederlof’s position will become “redundant” effective January 1, 2006.

•	This agreement of separation will serve as meeting any required notification period for this redundancy.

•	Mr. Nederlof will remain with the company as an active employee until June 30, 2006.

•	During the period of January 1, 2006 through June 30, 2006, Mr. Nederlof will commit his full-time efforts to effectively transitioning the current management activities of the EuroPac organization including:

•	Transition current status information to appropriate C-COR employees including Tim Gropp, Mike Pohl, Rod Peery and other individuals as identified and aid in reorganization of group.

•	Coordination of customer relationship management to identified individuals within C-COR

•	Support of current and new business initiatives as identified during the specific time period identified

•	Coordination of the transition of official management designations currently held by Mr. Nederlof on behalf of the company including, but not limited to, the position of Managing Director, C-COR Europe, B.V.

•	Cooperation with any procedural requirements in order to affect this separation agreement as written

•	Mr. Nederlof will receive a total of 34 months’ pay based upon the following calculation:

•	Monthly payment base + incentive (ave. of past 5 years): € 18,436 + € 3,572 = € 22,008 Total severance 34 months = € 748,275

•	Severance will be paid on or about July 1, 2006 as “stamrecht” (paid to an Insurance Company net, no withholding).

•	This payment will fulfill all obligations owed to Mr. Nederlof for his separation of employment from C-COR.

•	Mr. Nederlof will be entitled to payments from the Supplemental Executive Retirement Plan as defined in the plan based upon early retirement. The multiplier to be used for the payment will be .5454 times the $ 18,000 per year payment for 15 years.

•	Mr. Nederlof will begin receiving the 8% discretionary contribution approved by the Compensation Committee for officers beginning in January 2006 through June 2006. Retroactive contributions will be made for the period of October 2005 - December 2005. Arrangements for the deposit of contributions will be coordinated by C-COR with Mr. Nederlof.

•	Mr. Nederlof’s unvested options will immediately vest as a retiree on June 30, 2006 per the terms of the Incentive Plan with option grants issued on or after 4/18/01 having a two-year exercise period and option grants issued prior to 4/18/01 having a one year exercise period. A copy of Mr. Nederlof’s current option grants is attached.

•	Mr. Nederlof agrees to maintain the confidentiality of all C-COR information following his termination of employment including proprietary knowledge acquired during the course of employment such as pricing strategies, product and system strategies and customer strategies. He also agrees to return all C-COR property, including but not limited to, any computer equipment or software, all C-COR documents, all keys, badges, pricing documents, customer contact information, furniture or other items purchased by C-COR for a home office, and any other C-COR property.

•	Mr. Nederlof agrees to hold harmless C-COR and all of its subsidiary and predecessor and successor companies for all claims against the company, its employees or directors and verifies that no current legal claims against the company have been filed on behalf of Mr. Nederlof.

This document is the complete agreement between the identified parties and any representations to the contrary that may have been made are superseded by this document. This document may not be amended or modified except by the express written agreement signed by Mr. Nederlof and an authorized representative of C-COR. This agreement is contingent upon verification by legal counsel of payment to the stamrecht as being in the best interests of both parties.

/s/ GERHARD NEDERLOF	/s/ DAVID A. WOODLE
Gerhard Nederlof	David A. Woodle

December 31st, 2005	December 31st, 2005
Date	Date